UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2014

MONSTER WORLDWIDE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34209	13-3906555
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Third Avenue
New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 351-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Purchase Agreement

On October 16, 2014, Monster Worldwide, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with the initial purchasers named therein (the “Initial Purchasers”) pursuant to which the Company agreed to issue and sell to the Initial Purchasers $125 million aggregate principal amount of the Company’s 3.50% convertible senior notes due 2019 (the “notes”). The Purchase Agreement includes the terms and conditions of the offer and sale of the notes, indemnification and contribution obligations and other terms and conditions customary in agreements of this type. The foregoing summary is qualified in its entirety by reference to the Purchase Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Capped Call Transaction

In connection with the pricing of the notes, on October 16, 2014, the Company entered into a Base Capped Call Transaction (the “Capped Call Transaction”) with Bank of America, N.A., an affiliate of one of the Initial Purchasers. The Capped Call Transaction will cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, a number of shares of common stock of the Company equal to the aggregate conversion rate of the notes. The cap price under the Capped Call Transaction will initially be $7.035 per share, which represents a premium of approximately 75% over the last reported sale price of the Company’s common stock on October 16, 2014, and is subject to certain adjustments under the terms of the Capped Call Transaction. The Company used approximately $14.4 million of the net proceeds from the Offering to pay the cost of the Capped Call Transaction.

The Capped Call Transaction is expected generally to reduce the potential dilution and/or offset the cash payments the Company is required to make in excess of the principal amount upon conversion of the notes in the event that the market price of the Company’s common stock is greater than the strike price of the Capped Call Transaction. If, however, the market price per share of common stock of the Company, as measured under the terms of the Capped Call Transaction, exceeds the cap price of the Capped Call Transaction, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the Capped Call Transaction.

The Company will not be required to make any cash payments to Bank of America, N.A. or any of its affiliates upon the exercise of the options that are a part of the Capped Call Transaction, but will be entitled to receive from Bank of America, N.A. (or an affiliate thereof) a number of shares of common stock of the Company and/or an amount of cash generally based on the amount by which the market price per share of common stock of the Company, as measured under the terms of the Capped Call Transaction, is greater than the strike price of the Capped Call Transaction during the relevant valuation period under the Capped Call Transaction. However, if the market price of common stock of the Company, as measured under the terms of the Capped Call Transaction, exceeds the cap price of the Capped Call Transaction during such valuation period under the Capped Call Transaction, the number of shares of common stock of the Company and/or the amount of cash the Company expects to receive upon exercise of the Capped Call Transaction will be capped based on the amount by which the cap price exceeds the strike price of the Capped Call Transaction.

The Capped Call Transaction is a separate transaction entered into by the Company with Bank of America, N.A., is not part of the terms of the notes and will not change the holders’ rights under the notes. Holders of the notes will not have any rights with respect to the Capped Call Transaction.

The foregoing summary is qualified in its entirety by reference to the Capped Call Transaction, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Certain of the Initial Purchasers or their affiliates have provided and may, from time to time, continue to provide certain commercial banking, financial advisory, investment banking and other services to the Company, for which they have received and may continue to receive customary fees and reimbursements of expenses. Merrill Lynch, Pierce, Fenner & Smith Incorporated, an Initial Purchaser, is the sole lead arranger and sole book manager for the Company’s existing credit facility, and its affiliate, Bank of America, N.A., acts as administrative agent, swing line lender and L/C issuer.  Additionally, KeyBank National Association, an affiliate of KeyBanc Capital Markets Inc., and Capital One, National Association, an affiliate of Capital One Securities, Inc., act as lenders under our existing credit facility.  Bank of America, N.A. is also a party to the Capped Call Transaction and will receive a portion of the net proceeds from this offering applied to that transaction.

ITEM 8.01                                  OTHER EVENTS.

On October 16, 2014, the Company issued a press release announcing that the Company had priced its previously announced offering of the notes. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01                                  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1	Purchase Agreement, dated October 16, 2014, by and among Monster Worldwide, Inc. and the initial purchasers named therein.

10.2	Base Capped Call Transaction, dated October 16, 2014, by and between Monster Worldwide, Inc. and Bank of America, N.A.

99.1	Press Release of the Company Issued on October 16, 2014 announcing details of pricing of the convertible senior notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MONSTER WORLDWIDE, INC.

(Registrant)

By:	/s/ James M. Langrock

Name:	James M. Langrock

Title:	Executive Vice President and Chief Financial Officer

Date: October 17, 2014

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Purchase Agreement, dated October 16, 2014, by and among Monster Worldwide, Inc. and the initial purchasers named therein.

10.2	Base Capped Call Transaction, dated October 16, 2014, by and between Monster Worldwide, Inc. and Bank of America, N.A.

99.1	Press Release of the Company Issued on October 16, 2014 announcing details of pricing of the convertible senior notes